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EXHIBIT 23.02

Consent of KPMG LLP, Independent Auditors

The Board of Directors
Niku Corporation:

    We consent to incorporation herein by reference of our report dated February 22, 2001, relating to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2001, and the related financial statement schedule, which report appears in the 2001 Annual Report on Form 10-K of Niku Corporation.

/s/ KPMG LLP

Mountain View, California
September 6, 2001

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  EXHIBIT 23.02